Exhibit 10.19

Synthetic Blood International, Inc.

3189 Airway Avenue, Building C

Costa Mesa, CA 92626

To:

Dr. Bruce Spiess

620 Dover Bluff Ct. Manakin-Sabot, VA 23103

Engagement Letter

Dear Bruce:

Subject to our by-laws we herewith confirm your engagement as a director and member of the board of our company (SYBD).

We agreed that monetary compensation shall be through a consulting contract with you.

Independent of the aforementioned consulting contract, we already had agreed earlier to pay you the following stock compensation for your services (earlier option award):

Stock options (3 years life), exercisable at a price of $0.30, as follows:

300,000 with this appointment to the board of directors;

300,000 at closing of a license agreement, or sale of the company within 24 months after appointment to the board of directors.

As discussed, the board may discuss and decide on an expansion of this agreement at its next meeting.

With regard to the services to be performed by you pursuant to the terms of this engagement, you shall not be liable to SYBD, or to anyone who may claim any right due to any relationship with SYBD, for any acts or omissions in the performance of services on your part. SYBD shall hold your free and harmless from any obligations, costs, claims, judgments, attorneys’ fees, and attachments arising from or growing out of the services rendered to SYBD pursuant to the terms of this agreement or in any way connected with the rendering of services, except when you are adjudged to be guilty of willful misconduct or gross negligence by a court of competent jurisdiction. SYBD shall maintain an appropriate director’s and officer’s (D&O) insurance at all times and cover you under such a policy.

Sincerely,		Accepted:
Synthetic Blood International, Inc. (SYBD)

By: Chris Stern	Date: 3/24/08	Bruce Spiess	Date:

BUSINESS CONSULTANT AGREEMENT

This agreement dated March 22, 2008, is made By and Between Synthetic Blood, International, Inc., whose address is 3189 Airway Avenue, Building C, Costa Mesa, CA 92626, (“Company”), AND Dr. Bruce Spiess, whose address is 620 Dover Bluff Ct, Manakin-Sabat, VA 23103 (“Consultant.”)

1. Consultation Services. The company hereby employs the consultant to perform the following services in accordance with the terms and conditions set forth in this agreement: The consultant will consult with the officers and employees of the company concerning matters relating to the management and organization of the company, their financial policies, the terms and conditions of employment, and generally any matter arising out of the business affairs of the company.

2. Terms of Agreement. This agreement will begin March 22, 2008. Either party may cancel this agreement on ninety (90) days notice to the other party in writing, by certified mail or personal delivery.

3. Time Devoted by Consultant. It is anticipated that the Consultant will spend approximately six days per month in fulfilling its obligations under this contract. The particular amount of time may vary from day to day or week to week. However, the consultant shall devote sufficient time to its duties in accordance with this agreement.

4. Place Where Services Will Be Rendered. The consultant will perform most services in accordance with this contract at a location of consultant’s discretion. In addition the consultant will perform services on the telephone and at such other places as necessary to perform these services in accordance with this agreement.

5. Payment to Consultant. The consultant will be paid at the rate of $200 per hour, about $9,000 per month, for work performed in accordance with this agreement. On or before the 5th of each month, Consultant shall submit a monthly bill with the number of hours and work performed for those hours. This work should be that requested by the Company. In case the Consultant served on a committee of the company, the Company will substitute a portion of hourly pay with a monthly retainer for the portion of the committee work.

Payment will be by electronic transfer on, or before the 20th day of each month, as long as the agreement is in force. Consultant is entitled to reimbursement of reasonable expenses for travel. The company will reimburse the consultant expenses as indicated by statements submitted by the consultant within ten (10) days of receipt.

6. Independent Contractor. Both the company and the consultant agree that the consultant will act as an independent contractor in the performance of its duties under this contract. Accordingly, the consultant shall be responsible for payment of all taxes including Federal, State and local taxes arising out of the consultant’s activities in accordance with this contract, including by way of illustration but not limitation, Federal and State income tax, Social Security tax, Unemployment Insurance taxes, and any other taxes or business license fee as required.

7. Confidential Information. The consultant agrees that any information received by the consultant during any furtherance of the consultant’s obligations in accordance with this contract, which concerns the personal, financial or other affairs of the company will be treated by the consultant in full confidence and will not be revealed to any other persons, firms or organizations.

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BUSINESS CONSULTANT AGREEMENT

9. Liability. With regard to the services to be performed by the Consultant pursuant to the terms of this agreement, the Consultant shall not be liable to the Company, or to anyone who may claim any right due to any relationship with the Corporation, for any acts or omissions in the performance of services on the part of the Consultant or on the part of the agents or employees of the Consultant. The Company shall hold the Consultant free and harmless from any obligations, costs, claims, judgments, attorneys’ fees, and attachments arising from or growing out of the services rendered to the Company pursuant to the terms of this agreement or in any way connected with the rendering of services, except when the Consultant is adjudged to be guilty of willful misconduct or gross negligence by a court of competent jurisdiction.

10. Arbitration. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration in accordance of the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) shall be entered in any court having jurisdiction thereof. For that purpose, the parties hereto consent to the jurisdiction and venue of an appropriate court located in Orange County, State of California. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party’s reasonable attorney’s fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled. In such event, no action shall be entertained by said court or any court of competent jurisdiction if filed more than one year subsequent to the date the cause(s) of action actually accrued regardless of whether damages were otherwise as of said time calculable.

By: Company	By: Consultant

/s/	/s/
Synthetic Blood International, Inc.	Dr. Bruce Spiess
By: Chris Stern, Chairman

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